Exhibit 5.1

Laxague Law, Inc.

1 East Liberty, Suite 600

Reno, NV 89501

(775) 234-5221

Email: joe@laxaguelaw.com

August 9, 2019

DPW Holdings, Inc.

201 Shipyard Way, Suite E

Newport Beach, CA 92663

Ladies and Gentlemen:

We have acted as special counsel to DPW Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”). The Company is filing the Registration Statement in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, by certain selling stockholders of up to 101,481 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), including:

a.	12,500 shares of Common Stock held by Dominion Capital, LLC (the “Dominion Shares”); and

b.	88,981 shares of Common Stock to be issued to Bellridge Capital, LP upon conversion of a Convertible Promissory Note dated July 2, 2019 (the “Bellridge Note Shares”).

The offering of the shares of Common Stock will be as set forth in the prospectus contained in the Registration Statement, as amended, and as supplemented by one or more supplements to the prospectus (the “Prospectus”).

In rendering these opinions, we have examined the Company’s Certificate of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, as amended, and the exhibits thereto, the Prospectus and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

As a result of and subject to the foregoing, we are of the following opinion:

1.       The Dominion Shares have been duly and validly issued, fully paid, and are non-assessable; and

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DPW Holdings, Inc.

August 8, 2019

2.       Upon conversion of the Convertible Promissory Note dated July 2, 2019 in accordance with the terms and conditions thereof, the Bellridge Note Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We have relied as to certain matters on information obtained from officers of the Company, and other sources believed by us to be responsible.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of Common Stock or the agreements and instruments addressed herein, the Registration Statement or the Prospectus. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,
Laxague Law, Inc. By:/s/ Joe Laxague Joe Laxague, Esq.